UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 13, 2013

Cole Corporate Income Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-166447 (1933 Act)	27-2431980
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016
(Address of principal executive offices)
(Zip Code)

(602) 778-8700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement
PNC Bank – Philadelphia, PA – On March 13, 2013, Cole OF Philadelphia PA, LLC, a Delaware limited liability company, and a wholly-owned subsidiary of Cole Corporate Income Trust, Inc. (the “Company”), entered into an agreement of purchase and sale with Liberty Property Philadelphia, LP and Liberty Lehigh Partnership (collectively, the "Sellers"), which are not affiliated with the Company, its advisor or affiliates. Pursuant to the terms of the agreement of purchase and sale, the Company agreed to purchase a 441,000 square foot office building (the “PNC Property”), located in Philadelphia, Pennsylvania for a gross purchase price of $74.7 million, exclusive of closing costs. The PNC Property was constructed in 2000 and is 100% leased to PNC Bank, N.A.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The purchase of the PNC Property was funded with proceeds from the Company's ongoing offering of common stock and with borrowings of $60.0 million drawn from the Company's $400.0 million revolving credit facility. As of March 15, 2013, the borrowing base under the credit facility, based on the underlying collateral pool for qualified properties, was $228.7 million, and the amount outstanding under the credit facility was $140.0 million.
Item 8.01    Other Events
The Company, through a wholly-owned subsidiary, acquired the PNC Property from the Sellers on March 13, 2013. In connection with the acquisition, the Company paid an affiliate of the Company's advisor acquisition costs of approximately $1.5 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 19, 2013	COLE CORPORATE INCOME TRUST, INC.
	By:	/s/ Gavin B. Brandon
	Name:	Gavin B. Brandon
	Title:	Vice President of Accounting
Principal Accounting Officer

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